Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our reports dated January 16, 2004, relating to the financial statements and financial highlights appearing in the November 30, 2003 Annual Reports to Shareholders of Columbia Tax-Exempt Fund, Columbia Tax-Exempt Insured Fund and Columbia Utilities Fund (formerly Liberty Tax-Exempt Fund, Liberty Tax-Exempt Insured Fund and Liberty Utilities Fund, respectively), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 25, 2004